Exhibit 99.1

          L. B. Foster Company Reports Fourth Quarter/Year End Results

    PITTSBURGH, Jan. 28 /PRNewswire-FirstCall/ -- L.B. Foster Company
(Nasdaq: FSTR), a manufacturer, fabricator, and distributor of rail, construction, and tubular products, today reported a net loss from continuing operations of $0.4 million ($0.04 per share) for the fourth quarter of 2003 versus a net loss from continuing operations of $3.7 million ($0.39 per share) in the fourth quarter of 2002. The fourth quarter of 2002 results included one time charges of $5.9 million, or $3.5 million net of tax.

    The total net loss for the fourth quarter of 2003 was $0.4 million ($0.04 per share) versus a net loss of $4.7 million ($0.50 per share) for the fourth quarter of 2002. The fourth quarter of 2002 net loss results include a $1.1 million net loss from discontinued operations (related to the Company's Foster Technologies subsidiary) while the fourth quarter of 2003 results related to this entity were negligible.

    Net sales for the fourth quarter of 2003 were $53.1 million compared to $57.0 million in 2002, a decrease of 7%. Excluding the prior year charge for additional depreciation of $0.8 million related to the Company's Newport, KY Pipe Coating assets, gross margins improved slightly by 0.2 percentage points to 11.4%. Selling and administrative expenses declined $0.4 million or 6% over the same prior year period, primarily due to lower insurance costs realized in the current quarter. Other (income) expense improved by $5.3 million compared to the prior year fourth quarter due primarily to last year's one time charge of $5.1 million for the write-down of advances made to a specialty trackwork supplier. Fourth quarter interest expense declined 16% from the prior year due to a $6.3 million reduction in debt as compared to prior year end levels.

    For the year ended December 31, 2003, the Company reported net income from continuing operations of $2.2 million ($0.22 per diluted share) versus a net loss from continuing operations of $5.0 million ($0.53 per diluted share) for the same period a year ago. In addition to the previously mentioned one time charges recorded in the fourth quarter of 2002, the prior year twelve month results included a non-cash charge of $2.2 million ($1.3 million, net of tax) related to mark-to-market accounting for derivative instruments and a non-cash charge of $1.8 million related to an "other than temporary" impairment of the Company's equity investment in a specialty trackwork supplier.

    Including net income from discontinued operations of $1.3 million ($0.13 per diluted share), the Company reported net income of $3.4 million ($0.35 per diluted share) for the year ended December 31, 2003. This compares to the 2002 net loss of $11.4 million ($1.20 per diluted share) which included a loss from discontinued operations of $2.0 million ($0.21 per diluted share) and a non-cash charge of $4.4 million ($0.46 per diluted share) from the cumulative effect of a change in accounting principle as a result of the adoption of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets". The income from discontinued operations from 2003 comes primarily from the release of a $1.6 million valuation allowance against foreign net operating losses that are expected to be utilized as a result of the dissolution of this subsidiary.

    Net sales from continuing operations for the twelve months ended
December 31, 2003 were $264.3 million compared to $258.0 million in 2002, an increase of 2%. Excluding the prior year non-recurring charge of $0.8 million, gross margins improved by 0.3 percentage points to 12.0% while selling and administrative expenses increased $0.5 million or 2% over the same prior year period. Other (income) expense improved by $9.4 million over the same prior year period primarily as a result of the previously mentioned prior year charge of $5.1 million for the write-down of advances made to a specialty trackwork supplier, the $2.2 million charge related to mark-to-market accounting for derivative instruments, and the $1.8 million charge related to the impairment of the Company's equity investment in a specialty trackwork supplier. Interest expense declined 13% as a result of the previously mentioned reduction in corporate borrowings.

    Cash flow from operations remained strong for the year ended December 31, 2003 and was sufficient to fund over $2.5 million in capital expenditures and the reduction in over $6.0 million of debt.

    President and CEO, Stan Hasselbusch commented, "While we are pleased with our progress made to date, we have just scratched the surface on our recent productivity enhancements that we intend to implement throughout the company. Our plans for 2004 include continued operational and financial improvement. However, the outlook for the first six months of this year for the part of our construction segment that relies on transportation infrastructure spending is weak. This weakness is due primarily to continuing state budget deficits as well as the delay in passing Federal legislation that would reauthorize more than $200 billion of Federal funding for such programs. Although we are prepared to capitalize on any improvement in the economy that may benefit our markets, our plans do not anticipate any significant improvements from the economy in 2004. Additionally, our sheet piling supplier continues to struggle to maintain adequate and reliable production levels necessary for us to grow this business profitably."

    Mr. Hasselbusch continued to remark, "We are in the process of bidding on a substantial, long-term concrete tie contract and should know the status by the end of the first quarter. Additionally, we remain enthusiastic about our concrete building business as we continue to expand our product offerings and geographic reach."

    Mr. Hasselbusch went on to say, "Our balance sheet is strong; debt was reduced by over $6 million in 2003 or 23%. Over the past three years, debt has declined over $29 million or 58%. We are also very pleased with the progress made and value being created by the DM&E railroad. We continue to believe in the strategic direction of the railroad and are excited about its prospects."

    The Company wishes to caution readers that various factors could cause the actual results of the Company to differ materially from those indicated by forward-looking statements in news releases, and other communications, including oral statements, such as references to future profitability, made from time to time by representatives of the Company. Specific risks and uncertainties that could affect the Company's profitability include, but are not limited to, general economic conditions, adequate funding for infrastructure projects, the potential value or viability of the DM&E, the ability to secure significant sales contracts, the Company's ability to obtain special trackwork products and continued availability of existing and new piling products. Matters discussed in such communications are forward-looking statements that involve risks and uncertainties. Sentences containing words such as "anticipates," "expects," or "will," generally should be considered forward-looking statements.



                 CONDENSED STATEMENTS OF CONSOLIDATED OPERATIONS
                      L. B. FOSTER COMPANY AND SUBSIDIARIES
                     (In Thousands, Except Per Share Amounts)

                                       Three Months Ended  Twelve Months Ended
                                           December 31,        December 31,
                                          2003     2002       2003      2002
                                           (Unaudited)    (Unaudited)

    NET SALES                            $53,149  $57,006  $264,266  $257,950

    COSTS AND EXPENSES:
    Cost of goods sold                    47,087   51,378   232,534   228,483
    Selling and administrative
      expenses                             6,443    6,852    26,936    26,475
    Interest expense                         517      616     2,250     2,592
    Other (income) expense                  (560)   4,716    (1,315)    8,040
                                          53,487   63,562   260,405   265,590

    INCOME (LOSS) FROM CONTINUING
     OPERATIONS BEFORE INCOME TAXES
     AND CUMULATIVE EFFECT OF CHANGE
     IN ACCOUNTING PRINCIPLE                (338)  (6,556)    3,861    (7,640)

    INCOME TAXES                              65   (2,881)    1,698    (2,611)

    INCOME (LOSS) FROM CONTINUING
     OPERATIONS BEFORE CUMULATIVE
     EFFECT OF CHANGE IN ACCOUNTING
     PRINCIPLE                              (403)  (3,675)    2,163    (5,029)

    DISCONTINUED OPERATIONS:
    LOSS FROM OPERATIONS OF FOSTER
     TECHNOLOGIES                             (3)  (1,054)     (513)   (2,005)
    INCOME TAX BENEFIT                        (1)       0    (1,790)        0
    INCOME (LOSS) ON DISCONTINUED
     OPERATIONS                               (2)  (1,054)    1,277    (2,005)

    CUMULATIVE EFFECT OF CHANGE IN
    ACCOUNTING PRINCIPLE, NET OF TAX           0        0         0    (4,390)

    NET INCOME (LOSS)                      ($405) ($4,729)   $3,440  ($11,424)

    BASIC EARNINGS (LOSS) PER SHARE:
      FROM CONTINUING OPERATIONS BEFORE
       CUMULATIVE EFFECT OF CHANGE IN
       ACCOUNTING PRINCIPLE               ($0.04)  ($0.39)    $0.23    ($0.53)
      FROM DISCONTINUED OPERATIONS, NET
       OF TAX                               0.00    (0.11)     0.13     (0.21)
      CUMULATIVE EFFECT OF CHANGE IN
       ACCOUNTING PRINCIPLE, NET OF TAX     0.00     0.00      0.00     (0.46)
    BASIC EARNINGS (LOSS) PER SHARE       ($0.04)  ($0.50)    $0.36    ($1.20)

    DILUTED EARNINGS (LOSS) PER SHARE:
      FROM CONTINUING OPERATIONS BEFORE
       CUMULATIVE EFFECT OF CHANGE IN
       ACCOUNTING PRINCIPLE               ($0.04)  ($0.39)    $0.22    ($0.53)
      FROM DISCONTINUED OPERATIONS, NET
       OF TAX                               0.00    (0.11)     0.13     (0.21)
      CUMULATIVE EFFECT OF CHANGE IN
       ACCOUNTING PRINCIPLE, NET OF TAX     0.00     0.00      0.00     (0.46)
    DILUTED EARNINGS (LOSS) PER SHARE     ($0.04)  ($0.50)    $0.35    ($1.20)

    AVERAGE NUMBER OF COMMON SHARES
    OUTSTANDING - BASIC                    9,664    9,521     9,588     9,494

    AVERAGE NUMBER OF COMMON SHARES
    OUTSTANDING - DILUTED                  9,933    9,589     9,748     9,647

    * Since the Company incurred losses applicable to common stockholders in the fourth quarter of 2003 as well as all 2002 periods presented, the inclusion of dilutive securities in the calculation of weighted average common shares is anti-dilutive and therefore, there is no difference between basic and diluted earnings per share.



SOURCE  L. B. Foster Company
    -0-                             01/28/2004
    /CONTACT: Stan L. Hasselbusch of L. B. Foster Company, +1-412-928-3417, or fax, +1-412-928-7891, or investors@LBFosterCo.com/
    (FSTR)

CO:  L. B. Foster Company
ST:  Pennsylvania
IN:  CST TRN
SU:  ERN